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Pricing Supplement dated September 25, 2001                      Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                      TOYOTA MOTOR CREDIT CORPORATION

                     Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount: $200,000,000           Trade Date: September 25, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: September 28, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $199,826,840
 Terms of the Notes - Interest"          Principal's Discount
Interest Payment Period: Quarterly        or Commission: 0.08658%
Stated Maturity Date: September 28, 2004
_______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note      [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note             (Fixed Rate Commencement
            (Fixed Interest Rate):                Date):
     [ ]  Other Floating Rate Note               (Fixed Interest Rate):
            (see attached)
     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate [X]  Federal Funds Rate
             [ ]  LIBOR     [ ]  Treasury Rate         [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: October 1, 2001  Spread (+/-): +0.22%
     Interest Rate Reset Period: Daily             Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day       Maximum Interest Rate: N/A
     Interest Payment Dates: The 28th of March,    Minimum Interest Rate: N/A
      June, September and December, commencing     Index Maturity: N/A
      December 28, 2001                            Index Currency:  U.S. dollars

Day Count Convention:
     [ ] 30/360 for the period from                    to
     [X] Actual/360 for the period from September 28, 2001 to September 28, 2004
     [ ] Other (see attached)                        to

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage:    N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
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                            ___________________________

                                Merrill Lynch & Co.

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                           ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on September 27, 2001, plus 0.22%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.22%.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date.


Plan of Distribution

               Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.91342% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.